Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in this Registration Statement on Form S-3 of Old National Bancorp of our report, dated February 24, 2011, relating to the consolidated financial statements of Old National Bancorp and the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of Old National Bancorp for the year ended December 31, 2010 and to the reference to us under the heading “Experts” in the prospectus.
/s/ Crowe Horwath LLP
Crowe Horwath LLP
Indianapolis, Indiana
June 6, 2011